File No. 333-284296

As filed with the Securities and Exchange Commission on March 27, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No. _
☒ Post-Effective Amendment No. 9

(Check Appropriate Box or Boxes)

Transamerica Life Insurance Company

(Name of Insurance Company)

6400 C Street SW

Cedar Rapids, IA 52499

(Address of Insurance Company’s Principal Executive Offices) (Zip Code)

Insurance Company’s Telephone Number, including Area Code: (319) 355-8511

Brian Stallworth, Esq.

Transamerica Life Insurance Company

c/o Office of the General Counsel

6400 C Street SW

Cedar Rapids, IA 52499-4240

Telephone Number: (319) 355-8511

(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

Approximate Date of Proposed Public Offering: Continuously after the registration statement becomes effective.

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Check each box that appropriately characterizes the Registrant:

☐ New Registrant (as applicable, a Registered Separate Account or Insurance Company that has not filed a Securities Act registration statement or amendment thereto within 3 years preceding this filing)

☐ Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”))

☐ If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☒ Insurance Company relying on Rule 12h-7 under the Exchange Act

☐ Smaller reporting company (as defined by Rule 12b-2 under the Exchange Act)

EXPLANATORY NOTE

This Post-Effective Amendment No. 9 (this “Amendment”) to the Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 (File No. 333-284296) (the “Registration Statement”) of Transamerica Life Insurance Company is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”), solely to include Exhibit (o) with the Registration Statement. Accordingly, the Amendment consists only of a facing page, this explanatory note, and a supplement to Part C setting forth the addition of Exhibit (o) to the Registration Statements. The Amendment does not modify any other part of the Registration Statements, other than supplementing Item 27 of Part C as set forth below. Pursuant to Rule 462(d) of the Securities Act, the Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statements are hereby incorporated by reference.

PART C
OTHER INFORMATION

Item 27. Exhibits

(o)	Form of Initial Summary Prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Brooksville and State of Florida, on March 27, 2026.

TRANSAMERICA LIFE INSURANCE COMPANY
(Registrant)

*
By:	Jamie Ohl
Director and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 27, 2026.

Signatures	Title

*	Director and President (Principal Executive Officer)
Jamie Ohl

*	Director, Chairman of the Board and Senior Vice President, Financial Assets (Principal Accounting Officer)
Bonnie T. Gerst

*	Director and Chief Corporate Affairs Officer
Maurice Perkins

*	Director, General Counsel, Senior Vice President and Secretary
Andrew S. Williams

*	Director, Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer)
Matt Keppler

*	Director, Chief Strategy & Development Officer and Senior Vice President
Chris Giovanni

/s/ Brian Stallworth*	Assistant Secretary
Brian Stallworth
*By: Brian Stallworth – Attorney-in-Fact pursuant to Powers of Attorney filed previously and/or herewith.